Exhibit 99.1
Summary of Detroit Edison’s Electric Rate Order (Case U-15768)1,
DTE Energy Confirms 2009 Earnings Guidance and 2010 Early Outlook
January 12, 2010
On January 11, 2010, the Michigan Public Service Commission (MPSC) issued an order in Detroit Edison’s rate case. The full text of the order can be found on the MPSC website at: http://efile.mpsc.state.mi.us/efile/viewcase.php?casenum=15768&submit.x=26&submit.y=15
The MPSC order authorizes Detroit Edison to raise its rates by $217 million. In addition, the MPSC’s order adopted a pilot revenue decoupling mechanism (RDM) and uncollectible expenses tracking mechanism. The MPSC also ordered the continuation of a restoration and a line clearance tracker and Choice Incentive Mechanism (CIM).
Detroit Edison previously self-implemented a $280 million rate increase, for a partial year starting in July 2009; therefore, this final order does not result in an additional increase to customer rates. Detroit Edison is required to refund to customers, with interest, the difference between the authorized rate increase and revenue actually collected from customers via the self-implementation surcharge. The 2009 refund amount will not be known until electric sales are final and Detroit Edison has finalized the amount collected during the self-implementation period.
DTE Energy is confirming its 2009 operating earnings guidance of $3.20 to $3.40 per diluted share. The rate increase, combined with the impact of revenue decoupling and other tracking mechanisms, provides solid support for Detroit Edison’s 2010 early outlook of $405 million to $435 million in operating earnings and the opportunity to earn its authorized return. In addition, DTE Energy is confirming its 2010 early outlook of $545 million to $610 million in operating earnings and plans to provide additional detail within its year-end 2009 earnings release on Feb. 22.

[1]	This document includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate”, “believe”, “estimate”, and similar words. These statements should be read in conjunction with the “Forward-Looking Statements” section in DTE Energy Company’s and Detroit Edison’s 2008 Forms 10-K and their 2009 Forms 10-Q (which sections are incorporated by reference herein), and in conjunction with other SEC reports filed by DTE Energy and Detroit Edison that discuss important factors that could cause DTE Energy’s and Detroit Edison’s actual results to differ materially. DTE Energy and Detroit Edison expressly disclaim any current intention to update any forward-looking statements contained in this document as a result of new information or future events.

Reconciliation of MPSC final order from Detroit Edison’s original request

	Amount
Item	($ millions)	Description
Detroit Edison Filing	$378	As-Filed Revenue Requirement

Capital Structure	($36)	Filed for 11.5% ROE vs. authorized 11%
Rate Base	($25)	2008 test year and inflation rate for projections
Uncollectibles*	($20)	Establish tracker base of $66.4 million.
Variable Comp.	($42)	Customer benefits do not exceed costs
Other O&M	($21)	Lower inflation rates projected
Other	($17)	Miscellaneous other differences

MPSC 1/11/10 Order	$217

*	Detroit Edison can recover 80% of the difference between the base level approved by the MPSC of $66.4 million and actual uncollectible expense. Detroit Edison had requested a base level expense of $87.1 million.
Summary of Key Components of the Order
1.	Uncollectible Expense Tracking Mechanism

The MPSC approved a tracking mechanism similar to MichCon’s using a base amount of $66.4 million. Consistent with the MPSC’s recent decision in the Consumers electric rate order, there will be an 80/20 sharing of the expenses above or below the base amount.

2.	Return on Equity / Capital Structure

The MPSC determined that Detroit Edison’s return on equity should remain at 11%. Detroit Edison supported 11.5%; however, it proposed the 11.5% be reduced by 25 basis points if the MPSC authorized RDM and the uncollectible tracking mechanism. The MPSC Staff had proposed a return on equity of 10.75%. The MPSC stated that the economic conditions in Detroit Edison’s service territory remain uncertain and that although financial markets have stabilized somewhat, access to credit still remains uncertain. A permanent debt / equity capital structure was approved (51% / 49%) / ($4.0B / $3.9B) consistent with both Detroit Edison’s and Staff’s position.

3.	Sales Load Forecast

The MPSC adopted Detroit Edison’s original forecast for total service area sales of 49,165 GWh. Detroit Edison filed rebuttal testimony in July 2009 to reflect a weakening local economy, but the MPSC did not adopt this forecast (47,733 GWh service area). The Staff had supported a service area sales forecast of 51,380 GWh. The MPSC stated that Detroit Edison’s revised forecast did not provide sufficient detail concerning billing determinants and cost of service to support adoption.

4.	Revenue Decoupling

The MPSC authorized a pilot RDM program effective February 1, 2010 similar to the program the MPSC adopted for Consumers in their recent electric rate case. The RDM will compare actual sales per customer (non-weather normalized) for the period February 1, 2010, to January 31, 2011 with the base sales per customer level established in this case. The Staff supported an RDM that only tracked sales loss associated with Detroit Edison’s energy efficiency program.

5.	Rate Base

The MPSC accepted a projected rate base of $9,369 million, including net plant ($8,957 million) and working capital ($412 million). The rate base amount includes Detroit Edison’s capital expenditures related to its environmental investments and cost recovery of a second 10,000 meter pilot associated with its Advanced Metering Infrastructure program. A portion of the approved working capital ($53 million) also includes recovery of costs associated with its ongoing combined operating license to construct a new nuclear plant.

6.	Operation and Maintenance Expense

The MPSC adopted an overall O&M level of $1,409 million. This is an increase of $34 million over the Staff position. The MPSC agreed with Detroit Edison’s position that it be allowed recovery of incremental O&M associated with operating its pollution control equipment required by state and federal laws and that Detroit Edison had properly supported its ongoing costs associated with its fossil generation operations. The remaining differences in O&M between Detroit Edison and the MPSC were related to employee incentive compensation and inflationary impacts on various cost items.

7.	Incentive Compensation

The MPSC denied $42 million of incentive compensation costs sought by Detroit Edison for recovery. The MPSC stated that consistent with its orders in previous utility rate cases, Detroit Edison had not properly shown that benefits from the incentive compensation outweighed costs of the program.

8.	Restoration and Line Clearance Expenses

The MPSC approved Detroit Edison’s proposal to continue to track expenses associated with restoration costs (storm and non-storm related expenses). Annual reconciliations will be required using a base of $117 million. In addition, the MPSC ordered Detroit Edison to continue its “one-way” line clearance expense tracker (using a base level of $47 million). Detroit Edison had argued to replace the dollar based line clearance tracker with a mechanism that tracks miles of line cleared.

9.	Rate Realignment (Deskewing)

In compliance with Act 286, Detroit Edison proposed to continue the process of rate realignment begun in its previous rate case U-15244 in order to phase out the residential rate subsidy currently paid by its commercial and industrial full service customers by October 2013. Detroit Edison’s proposed 25% realignment adjustment was adopted by the MPSC and resulted in a $34 million shift in costs between these customer classes.

10.	Electric Choice Incentive Mechanism

The MPSC accepted Detroit Edison’s proposal to extend and modify the CIM which was first adopted in the settlement approved in August 2006 in case U-14838. The CIM reconciles actual customer choice sales with the customer choice sales level used to set base rates through a surcharge or credit to full service customers. The level of customer choice sales underlying the forecast adopted by the MPSC is 1,586 GWh.

11.	Timing

Before Detroit Edison can implement new rates, it must submit revised tariff sheets to all parties, allow for comments and await an MPSC order approving the tariff changes. This process is expected to take approximately 2 weeks, thus providing for an effective date of the new rates on January 26, 2010.

12.	MPSC approved rate base and capitalization
Total Electric Rate Base ($ in millions)

Total Utility Plant	$14,925.0
Depr. Reserve	6,099.0

Net Utility Plant	8,826.0

Other Plant	131.4

Total Net Plant	8,957.4

Working Capital	411.9

Total Rate Base	$9,369.3

Capitalization (percent of total capital)

Long-Term Debt	41.1%
Equity	39.5%
Short-Term Debt	3.7%

Job Development ITC	0.7%

Deferred Income Taxes	15.0%

Total	100%

For further information, please contact DTE Energy’s investor relations group at (313) 235-8030.
Use of Operating Earnings Information — In this release, DTE Energy discusses 2009 operating earnings guidance and 2010 early outlook. It is likely that certain items that impact the company’s 2009 and 2010 reported results will be excluded from operating results. Reconciliations to the comparable 2009 and 2010 reported earnings guidance are not provided because it is not possible to provide a reliable forecast of specific line items. These items may fluctuate significantly from period to period and may have a significant impact on reported earnings.
DTE Energy management believes that operating earnings provide a more meaningful representation of the company’s earnings from ongoing operations and uses operating earnings as the primary performance measurement for external communications with analysts and investors. Internally, DTE Energy uses operating earnings to measure performance against budget and to report to the Board of Directors.

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